This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-272653

Current Interest Rates

This is an interest rate supplement dated March 26, 2025

to the prospectus supplement dated March 26, 2025

Current Annual Interest Rates for Renewable Unsecured Subordinated Notes

Offered by Consumer Portfolio Services, Inc.

Interest Rates Effective March 26, 2025

NOTE TERM	PORTFOLIO AMOUNT (1)
	$1,000 to $24,999	$25,000 to $49,999	$50,000 to $74,999	$75,000 to $99,999	$100,000 or More
3 Month	4.50%	4.85%	5.20%	5.55%	5.90%
6 Month	4.75%	5.10%	5.45%	5.80%	6.15%
1 Year	5.50%	5.85%	6.20%	6.55%	6.90%
2 Year	6.00%	6.35%	6.70%	7.05%	7.40%
3 Year	6.50%	6.85%	7.20%	7.55%	7.90%
4 Year	7.00%	7.35%	7.70%	8.05%	8.40%

1.	We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio Services, Inc. that are currently owned by you and your immediate family members. Immediate family members include your parents, children, siblings, grandparents and grandchildren. Members of a sibling’s family are also considered immediate family members if the sibling is also a note holder.

We are offering these notes to investors in the following states of the United States of America: Arkansas, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Michigan, Minnesota, Mississippi, Missouri, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Vermont, and Wisconsin.

The description in this interest rate supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the base prospectus included in the registration statement we filed with the SEC (dated November 20, 2023) file number 333-272653, and the prospectus supplement (dated March 26, 2025). Investors should rely on the description of the notes in this interest rate supplement if it is inconsistent with the description in the prospectus.

CPSnotes.com / InvestorServices@CPSnotes.com / 888-776-1887